Sub-Item 77K:

Changes in registrant’s certifying accountant

On May 27, 2004, upon receipt of notice that Cohen McCurdy, Ltd. (“Cohen”) was selected as the Fund’s auditor, McCurdy & Associates CPA’s, Inc. (“McCurdy”), whose audit practice was acquired by Cohen, resigned as independent auditors to the Funds.  McCurdy’s reports on OPTI-Flex Dynamic Fund’s financial statements for the fiscal year ended December 31, 2003 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles.  During the fiscal year stated above, there were no disagreements with McCurdy on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of McCurdy would have caused the Advisor to make reference to the subject matter of the disagreements in connection with its reports on the Funds’ financial statements for such periods.

Neither the Funds nor anyone on its behalf consulted with Cohen on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds’ financial statements or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or a reportable event (as described in paragraph (a)(1)(v) of said Item 304).

Sub-Item 77K:

Changes in registrant’s certifying accountant

On January 23, 2004, McCurdy & Associates CPA’s, Inc. (“McCurdy”) notified the Croft-Leominster Income Fund (“the Fund”) of its intention to resign as the Fund’s independent auditors upon selection of replacement auditors.

On March 9, 2004, the Fund’s Audit Committee and Board of Directors selected Cohen McCurdy, Ltd. (“Cohen”) to replace McCurdy as the Fund’s auditors for the fiscal year ending April 30, 2004, to be effective upon the resignation of McCurdy.

On March 12, 2004, upon receipt of notice that Cohen was selected as the Fund’s auditor, McCurdy, whose audit practice was acquired by Cohen, resigned as independent auditors to the Fund.  McCurdy’s report on the Croft-Leominster Income Fund’s financial statements for the fiscal year ended April 30, 2003 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles.  During the fiscal years stated above, there were no disagreements with McCurdy on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of McCurdy would have caused the Advisor to make reference to the subject matter of the disagreements in connection with its reports on the Fund’s financial statements for such periods.

Neither the Fund nor anyone on its behalf consulted with Cohen on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds’ financial statements or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or a reportable event (as described in paragraph (a)(1)(v) of said Item 304).